Exhibit 99.1




                        U. S. STEEL ANNOUNCES OFFERING OF
                     $900 MILLION OF SENIOR UNSECURED NOTES

     PITTSBURGH, May 16, 2007 - United States Steel Corporation (NYSE: X) announced today its intent to offer $900 million aggregate principal amount of Senior Unsecured Notes. The issuance of the Notes is subject to market and other conditions.
     The proceeds of the offering are intended to be used to redeem all of the currently outstanding 9.75% Senior Notes due 2010 and to fund a portion of the Lone Star Technologies, Inc. acquisition.
     This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated, Banc of America Securities LLC and RBS Greenwich Capital will be joint book runners for this offering.
     U. S. Steel has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that U. S. Steel has filed with the SEC for more complete information about U. S. Steel and this offering. You may get these documents for free by visiting the SEC web site at www.sec.gov. Copies of the prospectus may also be obtained from U. S. Steel, 600 Grant Street, Pittsburgh, Pa., 15219-2800, Attention: Manager-Investor Relations.